As filed with the Securities and Exchange Commission on June 7, 2011

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPOT MOBILE INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Delaware	4813	72-2461665
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4950 Yonge Street, Suite 900, North York, Ontario M2N 6K1, (416) 229-9333

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles J. Zwebner	With a copy to:
President & Chief Executive Officer	Dennis J. Olle
Spot Mobile International Ltd.	Carlos A. Mas
4950 Yonge Street, Suite 900	Carlton Fields P.A.
North York, Ontario M2N 6K1	100 SE Second Street, Suite 4200
(416) 229-9333	Miami, Florida 33131
(305) 530-0050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)
Common Stock, par value $0.001	5,100,000	$0.15	$765,000	$88.82
Warrants to purchase Common Stock, par value $0.001	5,520,000	$0.75	$4,140,000	$480.65

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall register and be deemed to cover any additional shares of common stock of the Registrant which may be offered or become issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act based upon the average of the bid and asked prices of the Registrant’s common stock reported on the OTCQB Market on June 6, 2011 of $0.15 per share.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or legal.

Subject to completion, dated June 7, 2011

SPOT MOBILE INTERNATIONAL LTD.

10,620,000 Shares of Common Stock

The persons listed in this prospectus under “Selling Stockholders” may offer and sell from time to time up to an aggregate of 10,620,000 shares of our common stock, $0.001 par value, including 5,520,000 shares of common stock underlying currently exercisable warrants, that they have acquired from us.

The selling stockholders will receive all of the net proceeds from the sale of common stock offered hereby. We will not receive any proceeds from the sale of these shares by the selling stockholders, but we will bear certain of the costs and expenses of registering the common stock offered by the selling stockholders. Selling costs, brokers fees and applicable transfer taxes are payable by the selling stockholders. We may receive proceeds from the exercise of the warrants whose underlying shares of common stock are covered by this prospectus.

The selling stockholders will determine where they may sell the shares in all cases, including, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. For information regarding the selling stockholders and the times and manner in which they may offer or sell shares of our common stock, see “Selling Stockholders” or “Plan of Distribution.”

Our common stock is listed on the OTCQB Market under the stock symbol “RPID.PK”.

Investing in our common stock involves certain risks. You should carefully consider the “Risk Factors” beginning on page 3 of this prospectus before you decide whether to invest in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June     , 2011

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. This means the securities described in this prospectus may be offered and sold in one or more offerings using this prospectus from time to time as described in the “Plan of Distribution.”

You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information.” We have not authorized any other person to provide you with information different from that contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or sale of any common stock. This prospectus is not an offer to sell, nor is it an offer to buy, our common stock in any jurisdiction in which the offer and sale is not permitted.

A NOTE ABOUT FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as statements relating to our financial condition, results of operations, plans, objectives, prospects, future performance or expectations, and business operations. These statements relate to expectations concerning matters that are not historical fact. Accordingly, statements that are based on management’s projections, estimates, assumptions, and judgments are forward-looking statements. These forward-looking statements are typically identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “approximately,” “intend,” and other similar words and phrases, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may.” These forward-looking statements are based largely on our current expectations, assumptions, estimates, judgments, and projections about our business and our industry, and they involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable assumptions, judgments, and estimates, such forward-looking statements involve known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause our or our industry’s actual results, level of activity, performance or achievement to differ materially from those discussed in or implied by any forward-looking statements made by or on behalf of Spot Mobile International Ltd., and could cause our financial condition, results of operations, or cash flows to be materially adversely affected. Accordingly, there is no assurance that our expectations will in fact occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. In evaluating these statements, some of the factors that you should consider include those described under “Risk Factors” and elsewhere in the prospectus or incorporated herein by reference. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Such forward-looking statements speak only as to the date that such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus or incorporated by reference in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus, including the information set forth under “Risk Factors,” as well as the information incorporated by reference, before you decide to invest in our common stock.

In this prospectus, the “Company”, “Spot Mobile International”, “we”, “us” and “our” refer to Spot Mobile International Ltd. and its subsidiaries.

THE COMPANY

Generally

Spot Mobile International Ltd., a Delaware corporation formerly known as Rapid Link, Incorporated, is a telecommunications services company which, through its wholly-owned subsidiaries, provides prepaid telecommunication and transaction based point of sale activation solutions through over 370 independent retailers in the Eastern United States. Our operations are conducted primarily through our wholly-owned subsidiaries: Mr. Prepaid, Inc., a Florida corporation (“Mr. Prepaid”) and Spot Mobile Corp., a Florida corporation (“Spot Mobile Corp.”). Mr. Prepaid operates as a retail point of sale distributor of prepaid wireless airtime. Spot Mobile Corp. is a prepaid wireless Mobile Virtual Network Operator (“MVNO”). We distribute and sell prepaid wireless handsets and SIM cards, offering talk, text and data services for wireless subscribers. Our MVNO operates on the Global System for Mobile Communications (“GSM”) platform service and can offer wireless service on the AT&T and T-Mobile networks.

Our principal executive offices are located at 4950 Yonge Street, Suite 900, North York, Ontario M2N 6K1. The telephone number is (416) 229-9333.

Our Business

Our current operations are conducted exclusively through our wholly-owned subsidiaries, Mr. Prepaid and Spot Mobile Corp. and we have no other business operations. Mr. Prepaid is a regional provider of Point-of-Sale Activation (“POSA”) services and operates as a reseller and distributor of prepaid wireless airtime through POSA terminals. Spot Mobile Corp. is a prepaid wireless MVNO. We distribute and sell prepaid wireless handsets and SIM cards, offering talk, text and data services for wireless subscribers.

Our core objective is to expand both our product base with the offering of our proprietary Spot Mobile prepaid cellular product and the market for our products.

We plan to achieve our goal by pursuing both acquisition and organic expansion opportunities in selected markets to gain access to products and services that enhance our offerings, add talent, gain customer recognition in key markets, and improve operational efficiency.

Our Products and Services

We currently offer comprehensive talk and text services, direct dial international access as well as voicemail, caller ID, call waiting, call forwarding and 3-Way calling. Our services are prepaid and we do not enter into contracts with our subscribers. Customers can establish service by purchasing a Spot Mobile Corp. handset or a Spot Mobile Corp. Activation Kit. Spot Mobile Corp. sells service through Master Agents, sub-agents, and dealers. We distribute handsets, activations kits (SIM cards included) and point of sale materials into these distribution channels.

We sell and distribute phone handsets and SIM cards branded under the name Spot Mobile. Our phone handsets and SIM cards operate on the GSM platform. Our phones only accept our prepaid SIM cards, while our SIM cards can be utilized with all GSM enabled phones.

Our Corporate Information

Our principal executive offices are located at 4950 Yonge Street, Suite 900, North York, Ontario M2N 6K1. Our subsidiaries operate from offices located at 300 - 71st Street, Miami Beach, Florida 33141. In addition, our subsidiaries operate their technology assets at a data center facility located at 50 NE 9th Street, Miami, Florida.

Our website is www.spotmobile.com. The contents of our website are not part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be considered an active link to our website. Accordingly, information contained on our website is for informational purposes and is not incorporated by reference into this registration statement, and you should not consider information contained on our website as part of this registration statement.

The Offering

Common stock offered by the selling stockholders	10,620,000 shares, includes 5,520,000 shares of common stock underlying currently exercisable warrants
Common stock to be outstanding after this offering	34,774,084 shares
Use of proceeds

We will not receive any proceeds from the sale of shares by the selling stockholders. We may receive proceeds from the exercise of the warrants whose underlying shares of common stock are covered by this prospectus. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

The number of shares of our common stock to be outstanding following this offering is based on 29,254,084 shares of our common stock outstanding as of May 31, 2011, and includes 5,520,000 shares of common stock issuable upon exercise of the Investor Warrants described in this prospectus, and excludes:

•	2,233,761 shares of common stock issuable upon exercise of warrants outstanding as of May 31, 2011 with a weighted average exercise price of $2.67 per share; and

•	133,000 shares of common stock reserved for future issuance under our 2002 Stock Option Plan.

RISK FACTORS

You should carefully review and consider the risks described below, as well as other information contained in or incorporated by reference into this prospectus, before making a decision to purchase shares of our common stock. If any of the risks described below should occur, our business, prospects, financial condition, cash flows, liquidity, results of operations, funds from operations, and our ability to make cash distributions to our stockholders could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose some or all of your investment in our common stock. The following risks and uncertainties described below are not the only ones facing us that may have a material adverse effect on us. Additional risks and uncertainties that we currently are unaware of, or that we currently deem to be immaterial, also may become important factors that adversely impact us and your investment in our common stock. In any case, the value of our common stock could decline, and you could lose all or a portion of your investment. Further, the extent any of the information contained in this prospectus constitutes forward-looking information, the risk factors set forth below are cautionary statements identifying important factors that could cause our actual results for various financial reporting periods to differ materially from those expressed in any forward-looking statements made by or on behalf of us.

Risks Related To Our Business and Industry

We have incurred substantial losses in the past and may continue to incur additional losses in the future.

The Company incurred a net loss of $(3,560,414) for the fiscal year ended October 31, 2010 as compared to a net loss of $(712,601) for the prior fiscal year. The Company had, at October 31, 2010, an accumulated deficit of $(6,563,290). The Company may incur additional losses as it attempts to develop and expand its operations and to market and sell its products. No assurance can be given that the Company will achieve or sustain profitability. As a result of the Company’s limited operating history and the nature of the market in which it competes, it is difficult for the Company to forecast revenues or earnings accurately. No assurance can be given that the Company will be successful in accomplishing its goals or that it will generate sufficient revenue to become profitable or to sustain profitability.

Our independent auditors have included a going concern paragraph in their audit opinion on our consolidated financial statements for the year ended October 31, 2010. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all.

From time to time, we may seek additional financing to provide the capital required to maintain or expand our operations and to meet our obligations to our senior debt holders, if cash flow from operations is insufficient to do so. We may be unable to meet our obligations to our senior debt holders as they mature. We cannot predict with certainty the timing or account of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to maintain or expand our business or to develop new business at the rate desired, and our operating results may suffer. If we are able to incur debt, we may be subject to certain restrictions imposed by the terms of the debt and the repayment of such debt may limit our cash flow and our ability to grow. If we are unable to incur debt, we may be forced to issue additional equity, which could have a dilutive effect of the then current holders of equity.

We may have difficulty managing any future growth.

To implement the Company’s business objectives, it may need to grow rapidly in the future and the Company expects that such growth would lead to increased responsibility for both existing and new management personnel. To help manage future growth effectively the Company must maintain and enhance its financial and accounting systems and controls, hire and integrate new personnel and manage expanded operations. The growth in business, headcount and relationships with customers and other third parties is expected to place a significant strain on the Company’s management systems and resources. The Company will need to continue to improve its operational, managerial and financial controls, reporting systems and procedures, and will need to continue to expand, train and manage its work force. The Company’s failure to manage its future growth successfully would have a material adverse effect on the quality of its products and technology, its ability to retain customers and key personnel and its operating results and financial condition.

We may not be successful in developing a market for our products.

Our business operations and financial performance depends on our ability to develop distribution channels for our products. We expect the majority of our products will be distributed through master agents with whom we negotiate sales commissions. The competition for distribution channels is intense and is based primarily upon quality of product, availability of sufficient product and sales commissions. There can be no assurance that we will be successful in developing sufficient distribution channels.

Our financial performance may be harmed if unfavorable economic conditions adversely affect consumer spending.

The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, business conditions, taxation and interest rates. Other events that adversely affect the economy diminish the willingness of consumers to purchase nonessential items, such as our products. There can be no assurance that consumer spending will not be affected by adverse economic conditions, thereby adversely affecting our business, financial condition and results of operations.

We face competition from many other types of companies for customers.

The markets for our products and services are highly competitive, and the recent growth in these markets has encouraged the entry of many new competitors as well as increased competition from established companies. There are no significant barriers to entry in the industry in which we operate. We have significant competitors and may face increased competition from new entrants or existing competitors who focus on market segments currently served by us. These competitors include large and small retailers, wholesalers, and international competitors. Many of these competitors are larger and have significantly greater financial, marketing and other resources than we do. There can be no assurance that we will be able to maintain or increase our market share in the future. Any failure of our business to compete successfully would materially and adversely affect our financial condition and results of operations.

We may not be able to respond in a timely and cost effective manner to changes in consumer preferences.

The products and services that our businesses offer are subject to changing consumer preferences. A shift in consumer preferences away from the products and services we offer could have a material adverse effect on our business, financial condition and results of operations. Our future success depends in part on our ability to anticipate and respond to changes in consumer preferences and there can be no assurance that we will respond in a timely or effective manner. Failure to anticipate and respond to changing consumer preferences could lead to, among other things, lower sales of our products and services, significant markdowns or write-offs of inventory, increased product returns and lower margins, which would have a material adverse effect on our business, financial condition and results of operations.

Our business would be harmed if our third party manufacturers and service providers are unable to deliver products or provide services in a timely and cost effective manner.

Our mobile telephone products are manufactured by other companies, primarily in the Far East. If our suppliers are unable, either temporarily or permanently, to deliver products in a timely and cost effective manner, it could have an adverse impact on our business, financial condition and results of operations. It is critical that our product manufacturers produce high-quality, reasonably priced products in a timely fashion. However, because our primary product manufacturers are foreign companies which require longer lead times for products, any delay in production or delivery would adversely affect sales of the product and our business, financial condition and results of operations.

We are dependent upon our MNO to provide access to the AT&T and T-Mobile cellular networks and services for billing and maintaining customer balances. We are also dependent upon on our own network to provide switching, routing, billing, payment systems, fraud monitoring and customer service. Any interruption or failure in either of the MNO network or our own network for any reason could adversely affect our financial condition or results of operations.

We are heavily dependent on our regional cellular access carrier.

We have an arrangement with a regional cellular access carrier for our pre-paid platform pursuant to a services agreement. Any termination of this agreement or any failure of our regional cellular access carrier to properly perform under the agreement could reduce the availability of certain of the products that we offer and may result in delays and additional expense as we attempt to replace this supplier. Any adverse affect on our ability to maintain continuity of supply of our products at reasonable costs would have a material adverse effect on our results of operations, business and prospects.

Our financial performance would be harmed if we suffer disruptions in our ability to fulfill orders.

Our ability to provide effective customer service, efficiently fulfill orders and distribute our products depends, to a large degree, on the efficient and uninterrupted operation of the manufacturing and related distribution centers, and management information systems run by third parties and on the timely performance of other third parties such as shipping companies and the United States Postal Service. Any material disruption or slowdown in our manufacturing, order processing or fulfillment systems resulting from strikes or labor disputes, telephone down times, electrical outages, mechanical problems, human error or accidents, fire, natural disasters, adverse weather conditions or comparable events could cause delays in our ability to receive and distribute orders and may cause orders to be lost or to be shipped or delivered late. As a result, customers may cancel orders or refuse to receive goods on account of late shipments that would result in a reduction of net sales and could mean increased administrative and shipping costs. Our success depends in part on our maintaining high quality customer service and any failure to do so could adversely affect our business, financial condition or results of operations.

We may experience merchandise returns or warranty claims in excess of our expectations.

We make allowances in our financial statements for anticipated merchandise returns and warranty claims based on historical return rates. There can be no assurance that actual merchandise returns and warranty claims will not exceed our allowances. In addition, because our allowances are based on historical return rates, there can be no assurance that the introduction of new merchandise, changes in the merchandise mix or other factors will not cause actual returns to exceed return allowances. Any significant increase in merchandise returns and warranty claims, or merchandise returns and warranty claims that exceed our allowances, could adversely affect our business, financial condition and results of operations.

We may be subject to product liability claims.

The Company’s operations could be impacted by the both genuine and fictitious claims regarding the Company’s products. The Company could also suffer losses from a significant product liability judgment against it. A significant product liability judgment could also result in a loss of consumer confidence in the Company’s products and an actual or perceived loss of value of the Company’s brand, materially impacting consumer demand. Although the Company intends to carry product liability insurance, the amount of liability from product liability claims may exceed the amount of any insurance proceeds received by the Company.

Our business may be materially adversely impacted by U.S. and global market and economic conditions, particularly adverse conditions in the telecommunications industry.

For the foreseeable future, we expect to continue to derive most of our revenue from products and services we provide to the telecommunications industry. Given the concentration of our business activities in financial industries, we may be particularly exposed to economic downturns in this industry. U.S. and global market and economic conditions have been, and continue to be, disrupted and volatile, and in recent months the volatility has reached unprecedented levels. General business and economic conditions that could affect us and our customers include fluctuations in debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor and consumer confidence, the exchange rate between the U.S. dollar and foreign currencies, and the strength of the economies in which our customers operate. A poor economic environment could result in significant decreases in demand for our products and services, including the delay or cancellation of current or anticipated projects, or could present difficulties in collecting accounts receivables from our customers due to their deteriorating financial condition. Our existing customers may be acquired by or merged into other institutions that use our competitors or decide to terminate their relationships with us for other reasons. As a result, our sales could decline if an existing customer is merged with or acquired by another company or closed. All of these conditions could adversely affect our operating results and financial position.

We depend on the continued services of our senior management and our ability to attract and retain other key personnel.

Our success depends to a significant extent upon the continued service of our senior management, including Charles Zwebner, our Chairman and Chief Executive Officer, and Jeffrey Kapner, President of our subsidiary, Spot Mobile Corp. Since becoming Chief Executive Officer of the Company in 1999, Mr. Zwebner’s strategic direction for the Company and implementation of such direction has proven instrumental in our growth. Except for Mr. Kapner, none of our executive officers have any written employment agreements with the Company and we do not carry key man life insurance on any of their lives. The loss of services from any of such key personnel could have a material adverse effect on our business or results of operations.

Furthermore, our continued growth strategy depends on the ability to identify, recruit and retain key management personnel. If we are not able to attract and retain key skilled personnel, our business will be harmed. Competition for personnel in our industry is intense. The competition for such employees is intense, and there can be no assurance we will be successful in such efforts. We are also dependent on our ability to continue to attract, retain and motivate production, distribution, sales, communications and other personnel. Competition for these personnel in our industry is also intense.

Risks Relating to Regulation and Litigation

Changes in the regulatory framework under which we operate could adversely affect our business prospects or results of operations.

Our domestic operations are subject to regulation by the FCC and other federal, state and local agencies, and our international operations are regulated by various foreign governments and international bodies. These regulatory regimes frequently restrict our ability to operate in or provide specified products or services in designated areas, require that we maintain licenses for our operations and conduct our operations in accordance with prescribed standards. We are frequently involved in regulatory proceedings related to the application of these requirements. It is impossible to predict with any certainty the outcome of pending federal and state regulatory proceedings relating to our provision of retail or wholesale services, or the reviews by federal or state courts of regulatory rulings. Unless we are able to obtain appropriate relief, existing laws and regulations may inhibit our ability to expand our business and introduce new products and services.

Similarly, we cannot guarantee that we will be successful at obtaining the licenses, if required, to carry out our business strategy or in maintaining our existing licenses. The loss of, or a material limitation on, certain of our licenses could have a material adverse effect on our wireless business, results of operations and financial condition.

The adoption of new laws or regulations or changes to the existing regulatory framework at the federal or state level could also adversely affect our business plans.

Unforeseen new regulations could restrict the ways in which we can manage our wire line and wireless networks, impose additional costs, impair revenue opportunities, and potentially impede our ability to provide services in a manner that would be attractive to us and our customers. If new rules are adopted that limit our flexibility in managing our networks and delivering services, these rules could have a significant adverse effect on our business, restrict our ability to compete in the marketplace and limit the return we can expect to achieve on past and future investments in our networks.

We may become subject to legal proceedings and claims.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property of third parties by the Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. We are currently subject to a California state judgment obtained by Coastline Capital in the approximate amount of $435,000. This judgment arose from an arbitration claim related to the payment of a broker’s fee in connection with certain debenture transactions. Coastline Capital has filed a petition in the Circuit Court of the Eleventh Judicial District, Miami-Dade County, State of Florida for the enforcement and execution in Florida of its California state court judgment. We are in settlement negotiations with respect to this matter; however, there can be no assurance that a settlement can be reached.

Risks Related To Ownership of Our Common Stock

There is a limited trading market for our common stock.

There is a limited trading market for our common stock. There can be no assurances that an established trading market will develop for our common stock in the future. Such a market, if it does develop for our common stock, could be subject to extreme price and volume fluctuations. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The OTCQB marketplace is an over-the-counter market that provides significantly less liquidity than other established exchanges or Nasdaq.

Our shares of common stock are quoted on the OTCQB market which provides less liquidity than other established markets or exchanges. The sale of shares could have a depressing effect on the market price if a market develops. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

Our common stock is considered to be a “penny stock” and, as such, the market for our common stock may be further limited by certain SEC rules applicable to penny stocks.

To the extent the price of our common stock remains below $5.00 per share or we have a net tangible assets of $2,000,000 ($5,000,000 if we are deemed to be in continuous business for less than three years) or less, our common shares will be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the-bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person. These rules and regulations adversely affect the ability of brokers to sell our common shares and limit the liquidity of our securities.

Quarterly and annual operating results may fluctuate, which could cause our stock price to be volatile.

Our quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular period. You should not rely on our results of operations during any particular period as an indication of our results for any other period. Factors that may adversely affect our periodic results may include demand for our products and services, our ability to quickly respond and adapt to technological changes and customer preferences, competition and our ongoing capital requirements. Our operating expenses are based in part on our expectations of our future revenues and are partially fixed in the short term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall.

We do not intend to pay any dividends on our common stock in the foreseeable future.

We currently intend to retain all future earnings, if any, to finance our current and proposed business activities and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We may also incur indebtedness in the future that may prohibit or effectively restrict the payment of cash dividends on our common stock.

We are subject to the ongoing requirements of Section 404 of the Sarbanes-Oxley Act.

We are required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, which requires that we document and test our internal controls and certify that we are responsible for maintaining an adequate system of internal control procedures. During the course of our ongoing evaluation and integration of the internal controls of our business, we may identify areas requiring improvement, and we may have to design enhanced processes and controls to address issues identified through this review. If we are unable to timely comply with Section 404 or if the costs related to compliance are significant, our profitability, stock price and results of operations and financial condition could be materially adversely affected.

We believe that the out-of-pocket costs, the diversion of management’s attention from running the day-to-day operations and operational changes caused by the need to comply with the requirements of Section 404 of the Sarbanes-Oxley Act could be significant. If the time and costs associated with such compliance exceed our current expectations, our results of operations could be adversely affected.

As of October 31, 2010 and April 30, 2011, our management has concluded that our disclosure controls and procedures were inadequate due to certain material weakness in internal controls over financial reporting including: (i) not maintaining sufficient personnel with clearly delineated and fully documented responsibilities and with an appropriate level of accounting expertise; (ii) insufficient documented procedures to identify and prepare a conclusion on matters involving material accounting issues; and (iii) lack of entity level controls at our subsidiaries. Although the Company intends to take steps to address these weaknesses, we cannot be certain at this time that we will be able to successfully remediate these weaknesses which will require us to report one or more material weaknesses in connection with the presentation of our financial statements in the future. Material weaknesses in the effectiveness of our internal controls over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations and financial condition.

As a public company we incur costs and we need to offset these costs by decreasing other expenses and/or increasing revenues, we may not be able to absorb these costs which may adversely affect our operations.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as amended, as well as new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. We are in the process of implementing corporate governance standards, disclosure controls and financial reporting and accounting systems to meet our reporting obligations as well as employment contracts for key personnel; however, we expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

The measures we take may not be sufficient to satisfy our obligations as a public company and we expect the implementation costs and engagement of professionals to assist in the implementation to be prohibitive in the short term.

There can be no assurance that our current or future management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance, and reporting requirements without significant cost to us. Unless we offset the additional costs by decreasing other expenses and/or increasing revenue or raising additional capital, we may not be able to absorb the costs of complying with Sarbanes Oxley and our SEC reporting requirements, which may divert funds away from marketing activities and maintaining state of the art manufacturing equipment, either of which could adversely affect our operations. Further tightening may require us to defer management salaries, which may discourage current management personnel and prospects from remaining with or joining the Company. We can make no assurances that we will not defer executive salaries, which could affect our ability to attract, recruit or retain qualified management personnel that would otherwise help us minimize the professional costs associated with our compliance and reporting requirements.

Certain stockholders can exert control over us and may not make decisions that further the best interests of all stockholders.

Our officers, directors and principal stockholders (greater than 5% stockholders) together own an aggregate of approximately 26% of our outstanding common stock. Consequently, these stockholders, if they act individually or together, may exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change of control of the Company and might affect the market price of our common stock, even when a change of control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

Provisions in our articles of incorporation, bylaws, and Delaware law may make it difficult for a third party to acquire us, even in situations that may be viewed as desirable by our shareholders.

Our certificate of incorporation and bylaws, and provisions of Delaware law may delay, prevent or otherwise make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, those provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	The transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;

•

Upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

On or subsequent to the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

The provisions could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Certain conflicts of interest could arise.

Charles J. Zwebner, our Chief Executive Officer, is also the sole officer and director of Blackbird Corporation and its subsidiary, Yak America Inc. Therefore, Mr. Zwebner will need to devote a portion of his time and efforts to these companies. Blackbird is in the process of being liquidated and dissolving. Additionally, it is expected that no further material resources will be spent on the business of Yak America as its management considers alternative plans to divest the business over the next 18 months. Accordingly, it is not expected that Mr. Zwebner will devote significant time to the affairs of these entities. However, if additional time or resources are required to wind down or otherwise address the operations of these companies, conflicts may limit the availability of Mr. Zwebner to manage the Company.

Our board of directors has not established any committees.

We have not established any committees including an Audit Committee, a Compensation Committee or a Nominating Committee, or any committee performing a similar function. Our Board of Directors consists of only three members, which are also executive officers of the Company, and has not delegated any of its functions to committees. The members of our Board of Directors do not qualify as “independent” under any exchange or SEC standard. The entire Board of Directors acts as our audit committee as permitted under Section 3(a)(58)(B) of the Exchange Act. Our Board of Directors reviews the professional services provided by our independent auditors, the independence of our auditors from our management, our annual financial statements and our system of internal accounting controls. Further, as we are currently quoted on the OTCQB market, we are not subject to any exchange rule which includes qualitative requirements mandating the establishment of any particular committees or that a majority of our Board of Directors be independent. We do not have a policy regarding the consideration of any director candidates which may be recommended by our shareholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our shareholders, including the procedures to be followed. Our Board of Directors has not considered or adopted any of these policies as we have never received a recommendation from any shareholder for any candidate to serve on our Board of Directors.

The issuance of additional shares of common stock or preferred stock could change control of the Company.

Our certificate of incorporation authorizes the Board of Directors, without approval of the shareholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board of Directors. Our certificate of incorporation further authorizes the Board of Directors to fix and determine the powers, designations, preferences and relative participating, optional or other rights (including, without limitation, voting powers, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into common stock or preferred stock of any series, redemption provisions and sinking fund provisions) between series and between the preferred stock or any series thereof and the common stock, and the qualifications, limitations or restrictions of such rights. In the event of issuance, preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of our Company. We have 1,000,000,000 shares of common stock authorized, including 29,254,084 shares which are issued and outstanding. Our existing shareholders may suffer dilution in their interest without having the opportunity to approve any transactions pursuant to which the Company may issue additional shares of common stock or preferred stock. Although we have no present plans to issue additional shares of common stock (other than through the terms of the Private Placement or the exercise of outstanding warrants or options) or series or shares of preferred stock, we can give no assurance that we will not do so in the future

MARKET PRICE OF COMMON STOCK

On October 27, 2010, we filed an amendment to our certificate of incorporation to effect a reverse stock split of our common stock issued and outstanding as of September 22, 2010, on the basis of one (1) post-split share for every thirty (30) pre-split shares of our Common Stock (the “Reverse Stock Split”). All references to numbers of shares of common stock as well as the sales prices of our common stock in this prospectus reflect the effect of this Reverse Stock Split.

Our common stock, par value $0.001 per share, is currently quoted on the OTCQB market under the stock symbol “RPID.” At the close of business on May 31, 2011, there were approximately 29,254,084 shares of our common stock outstanding held by approximately 589 holders of record. The following table sets forth, for the periods indicated, the range of high and low closing prices for our common stock as reported on the OTCQB market. These quotations are adjusted for our Reverse Stock Split and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter Ended	High	Low
October 31, 2009	$1.20	$0.90
January 31, 2010	$0.90	$0.30
April 30, 2010	$3.30	$1.20
July 31, 2010	$1.80	$1.20
October 31, 2010	$1.50	$0.60
January 31, 2011	$0.82	$0.67
April 30, 2011	$0.70	$0.25

On June 6, 2011, our common stock had a closing price of $0.15.

DIVIDENDS

Holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors out of funds legally available. We, however, have never paid any cash dividends and do not anticipate paying any cash dividends in the foreseeable future. Instead we intend to retain any future earnings to support the development and growth of our business. We may consider payment of dividends at some point in the future, but the declaration of dividends is at the discretion of the Board of Directors, and there is no assurance that dividends will be paid at any time. Our Board of Directors will make any such future determination as to the payment of dividends at its discretion, and its determination will depend upon our operating results, financial condition and capital requirements, general business conditions and such other factors that the Board of Directors considers relevant. In addition, our loan agreements with various lenders prohibit us from paying cash dividends or making other distributions on our common stock without prior consent.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares of our common stock offered for resale by them under this prospectus. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders covered by this prospectus; however, we will receive proceeds from cash payments made in connection with the exercise of warrants held by selling stockholders that are covered by this prospectus.

SELLING STOCKHOLDERS

In connection with the Private Placement described below, we have agreed to file a registration statement covering the resale by certain investors of the shares of common stock issued in the Private Placement as well as the resale by the investors and the placement agent of the shares of common stock issuable upon the exercise of certain warrants. We have prepared this prospectus to allow these selling stockholders to sell, from time to time, up to an aggregate of 10,620,000 shares of our common stock, including 5,520,000 shares of common stock underlying currently exercisable warrants. All of the common stock offered by this prospectus may be offered by the selling stockholders for its own account. We will receive no proceeds from any such sale of these shares by the selling stockholders; however, we will receive proceeds from cash payments made in connection with the exercise of warrants held by selling stockholders that are covered by this prospectus.

January – February 2011 Private Placement

On January 25, 2011, we completed the initial closing of a private placement (the “Private Placement”) with approximately 30 accredited investors (the “Investors”), pursuant to which we sold to the Investors an aggregate of 41 units (the “Units”) at a purchase price of $50,000 per Unit (the “Unit Price”). Each Unit is comprised of (i) 100,000 shares of our common stock; and (ii) a three-year warrant to purchase 100,000 shares of common stock at an exercise price of $0.75 per share, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events (the “Investor Warrants”). In the initial closing, we sold 41 Units and received net proceeds of approximately $1.8 million after payment of placement agent fees and costs relating to the Private Placement.

On February 28, 2011, we completed the final closing of the Private Placement with approximately 9 Investors, pursuant to which we sold to the Investors an aggregate of 5 Units. In the final closing, we sold 5 Units and received net proceeds of approximately $216,000 after payment of placement agent fees and costs relating to the Private Placement.

In the Private Placement, we sold an aggregate of 46 Units comprised of 4,600,000 shares of our common stock and Investor Warrants to purchase an additional 4,600,000 shares of our common stock.

In consideration for services rendered as the placement agent in the Private Placement, we paid the placement agent cash commissions and an expense allowance fee aggregating $225,250. In addition, as consideration for services rendered in connection with the Private Placement, at the final closing date of the Private Placement, we sold to the placement agent (i) warrants to purchase 460,000 shares of our common stock at an aggregate cost of $10.00 (the “Placement Agent Warrants”), and (ii) warrants to purchase 460,000 shares of our common stock identical to those sold to Investors. The Placement Agent Warrants have a term of five years and shall be exercisable at $0.60 per share, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events. The Placement Agent Warrants also contain weighted average anti-dilution protection, cashless exercise provisions and “piggy-back” registration rights during the lifetime of the Placement Agent Warrants.

The Units were offered and sold in reliance upon exemptions from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

The shares of common stock beneficially owned by each of these selling stockholders are being registered to permit public secondary trading of these securities, and the selling stockholders may offer these shares for resale from time to time as described in the “Plan of Distribution.”

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each selling stockholder as of February 28, 2011 and the number of shares that may be offered pursuant to this prospectus. None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

The selling stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling stockholders will hold in the future.

For purposes of this table, beneficial ownership is determined in accordance with the Rule 13d-3 promulgated under the Securities Exchange Act of 1934, and includes voting power and investment power with respect to such shares. In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of shares of common stock outstanding for that individual or group includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.

As explained below under “Plan of Distribution,” we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Before the Offering	Percent of Common Stock Owned Before the Offering	Shares Available for Sale Under This Prospectus	Number of Shares of Common Stock To Be Owned After the Termination of the Offering	Percent of Common Stock to be Owned After Completion of the Offering
Tziuy Roberts(1)	400,000	1.36%	400,000	(2)	(2)

Bruce P. Inglis and Nancy Inglis(3)	300,000	1.02%	300,000	(2)	(2)

Dennis C. Liotta(4)	2,351,794	7.82%	1,600,000	(2)	(2)

Thomas Buck and Barbara Buck(5)	200,000	*	200,000	(2)	(2)

John E. Buhler and Mary Lou Buhler(6)	100,000	*	100,000	(2)	(2)

Michael Drage(7)	200,000	*	200,000	(2)	(2)

Ian White and Sonia White(8)	100,000	*	100,000	(2)	(2)

David Cherry(9)	400,000	1.36%	400,000	(2)	(2)

Joseph P. Genova(10)	1,000,000	3.36%	1,000,000	(2)	(2)

Frank Purritano(11)	100,000	*	100,000	(2)	(2)

Jonathan Belding(12)	200,000	*	200,000	(2)	(2)

Vace Partners Limited(13)	200,000	*	200,000	(2)	(2)

Superior Metals, Inc. (14)	100,000	*	100,000	(2)	(2)

David Gust and Peggy Gust(15)	100,000	*	100,000	(2)	(2)

Premchand Beharry and Sacha Khan Beharry(16)	100,000	*	100,000	(2)	(2)

Rushlade Investments Ltd. (17)	1,000,000	3.36%	1,000,000	(2)	(2)

China Discovery Investments Ltd. (18)	800,000	2.70%	800,000	(2)	(2)

Richard Huckerby and Barbara Huckerby(19)	200,000	*	200,000	(2)	(2)

David Spiller(20)	300,000	1.02%	300,000	(2)	(2)

Makoto Akahane(21)	100,000	*	100,000	(2)	(2)

Donald Friede and Linda Friede(22)	100,000	*	100,000	(2)	(2)

John A. Smith(23)	100,000	*	100,000	(2)	(2)

William Pratt and Lisa Jane Pratt(24)	100,000	*	100,000	(2)	(2)

Michael Lane(25)	100,000	*	100,000	(2)	(2)

Timothy Kelly(26)	100,000	*	100,000	(2)	(2)

Thomas Buck(27)	100,000	*	100,000	(2)	(2)

Frederick Jacobsen(28)	100,000	*	100,000	(2)	(2)

Scott Waggoner(29)	100,000	*	100,000	(2)	(2)

Simon Mordzynski and Judy Mordzynski Harris(30)	100,000	*	100,000	(2)	(2)

Jack Fahler(31)	100,000	*	100,000	(2)	(2)

Eric Harr(32)	100,000	*	100,000	(2)	(2)

Joseph Lemucchi and Susan Lemucchi(33)	100,000	*	100,000	(2)	(2)

Tom Todd(34)	200,000	*	200,000	(2)	(2)

Teju Ramnarine(35)	100,000	*	100,000	(2)	(2)

Michael Jennings(36)	100,000	*	100,000	(2)	(2)

Neil Harper(37)	100,000	*	100,000	(2)	(2)

Fordham Financial Management, Inc. (38)	920,000	3.05%	920,000	(2)	(2)

Interactive Management Group, Inc. (39)	500,000	1.71%	500,000	(2)	(2)

*	Less than one percent.
(1)	Includes warrants to purchase 200,000 shares of common stock at an exercise price of $0.75 per share.
(2)	Because (a) the selling stockholders may offer all or some of the shares of our common stock that they hold in the offering contemplated by this prospectus, (b) the offering of shares of our common stock is not being underwritten on a firm commitment basis, and (c) the selling stockholders could purchase additional shares of our common stock from time to time, no estimate can be given as to the number of shares or percent of our common stock that will be held by the selling stockholders upon termination of the offering.
(3)	Includes warrants to purchase 150,000 shares of common stock at an exercise price of $0.75 per share.
(4)	Includes warrants to purchase 800,000 shares of common stock at an exercise price of $0.75 per share.
(5)	Includes warrants to purchase 100,000 shares of common stock at an exercise price of $0.75 per share.
(6)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(7)	Includes warrants to purchase 100,000 shares of common stock at an exercise price of $0.75 per share.
(8)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(9)	Includes warrants to purchase 200,000 shares of common stock at an exercise price of $0.75 per share.
(10)	Includes warrants to purchase 500,000 shares of common stock at an exercise price of $0.75 per share.
(11)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(12)	Includes warrants to purchase 100,000 shares of common stock at an exercise price of $0.75 per share.
(13)	Includes warrants to purchase 100,000 shares of common stock at an exercise price of $0.75 per share. Vincent Campitiello has sole voting and dispositive power over the shares held by Vace Partners Limited.
(14)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share. Hugo Nevarez has sole voting and dispositive power over the shares held by Superior Metals, Inc.
(15)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(16)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(17)	Includes warrants to purchase 500,000 shares of common stock at an exercise price of $0.75 per share. Anthony Heller has sole voting and dispositive power over the shares held by Rushlade Investments Ltd.
(18)	Includes warrants to purchase 400,000 shares of common stock at an exercise price of $0.75 per share. Marc Siegel has sole voting and dispositive power over the shares held by China Discovery Investments Ltd.
(19)	Includes warrants to purchase 100,000 shares of common stock at an exercise price of $0.75 per share.
(20)	Includes warrants to purchase 150,000 shares of common stock at an exercise price of $0.75 per share.
(21)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(22)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(23)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(24)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(25)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.

(26)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(27)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(28)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(29)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(30)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(31)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(32)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(33)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(34)	Includes warrants to purchase 100,000 shares of common stock at an exercise price of $0.75 per share.
(35)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(36)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(37)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $0.75 per share.
(38)	Includes warrants to purchase 920,000 shares of common stock, 460,000 of which are exercisable at an exercise price of $0.75 per share, and 460,000 of which are exercisable at an exercise price of $0.60 per share. William Baquet has sole voting and dispositive power over the shares held by Fordham Financial Management, Inc.
(39)	David Stein has sole voting and dispositive power over the shares held by Interactiv Management Group, Inc.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees, and successors-in-interest (including distributees) may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which such shares are traded or in private transactions. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents. We are not aware that any selling stockholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of its shares of our common stock.

The selling stockholders may offer their shares at various times in one or more of the following transactions:

•	in ordinary brokers’ transactions and transactions in which the broker-dealer solicits purchasers;

•	in transactions involving cross or block trades or otherwise on any national securities exchange or quotation system, such as the OTCQB Market, on which our common stock may be listed or quoted;

•	in an over-the-counter or exchange distribution in accordance with the rules of the applicable exchange;

•	in transactions in which brokers, dealers, or underwriters purchase the shares as principals and resell the shares for their own accounts pursuant to this prospectus;

•	in transactions “at the market” to or through market makers in our common stock;

•	in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

•	in a transaction where the broker-dealer agrees with the selling stockholder to sell a portion of the shares at a stipulated price;

•	through transactions in options, swaps, or other derivatives that may or may not be listed on an exchange;

•	in privately negotiated transactions (including hedging transactions);

•	in transactions to cover short sales;

•	in a combination of any of the foregoing transactions; and

•	any other method pursuant to applicable laws

In addition, rather than selling the shares pursuant to this prospectus, the selling stockholders also may sell their shares in private transactions or may resell all or a portion of the shares held by them in open market transactions in reliance upon Rule 144 under the Securities Act, including shares of common stock which are not being registered hereby or offered by this prospectus, provided the selling stockholders meet the criteria and conform to the requirements of such rule.

From time to time, the selling stockholders may pledge or grant a security interest in some or all of the shares they own. If the selling stockholders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. If the selling stockholders donate or otherwise transfer their shares, the number of shares they beneficially own will decrease as and when they take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, or other successors in interest will be selling stockholders for purposes of this prospectus.

The selling stockholders may use brokers, dealers, underwriters, or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts, or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. In addition, the broker-dealers’ or their affiliates’ commissions, discounts, or concessions may qualify as underwriters’ compensation under the Securities Act. Neither we, nor the selling stockholders, can presently estimate the amount of that compensation. If any selling stockholder notifies us that a material arrangement has been entered into with a broker- dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424 under the Securities Act, setting forth:

•	the name of each of the selling stockholder and the participating broker-dealers;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

•	a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	any other fact material to the transaction.

The selling stockholder also may transfer shares of our common stock beneficially owned by them in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended and referred to in this prospectus as the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of, or during, that distribution. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

The selling stockholders will bear any underwriting discounts or commissions, brokerage fees or stock transfer taxes. We have agreed to indemnify the selling stockholders against certain liabilities arising in connection with this offering, including liabilities under the Securities Act and the Exchange Act. The selling stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving the shares of common stock against certain liabilities, including liabilities arising under the Securities Act and the Exchange Act.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation, which has been previously filed with the SEC and is incorporated herein by reference. This summary is not intended to give full effect to provisions of statutory common law. We urge you to review the following documents because they, and not this summary, define your rights as a holder of shares of common stock or preferred stock:

•	The Delaware General Corporation Law, as it may be amended from time to time;

•	Our certificate of incorporation, as it has been amended to date and as it may be amended or restated from time to time; and

•	Our by-laws, as they may be amended or restated from time to time.

General

We have 1,000,000,000 shares of authorized common stock, $0.001 par value, and 100,000,000 shares of authorized preferred stock, no par value. As of May 31, 2011, there were approximately 29,254,084 shares of common stock outstanding held of record by approximately 589 holders and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders, and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all of the directors standing for election. Subject to preferences that may be applicable to shares of preferred stock then outstanding, if any, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividends. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding, if any. Our common stock has no preemptive or conversion rights or other subscription rights, nor are there any redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid. Our amended and restated certificate of incorporation and amended and restated by-laws provide further information about our capital stock.

Preferred Stock

We may issue preferred stock in one or more series, as described below. The following briefly summarizes the provisions of our certificate of incorporation, as amended to date, that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our certificate of incorporation, as amended to date.

Our board of directors is authorized to issue up to 100,000,000 shares of preferred stock in one or more series. Our board of directors has the discretion to determine the number of shares of preferred stock to be included in each series as well as to determine the dividend, voting, conversion, redemption, liquidation and other rights, preferences and limitations of our preferred stock. The rights of the holders of common stock will be affected by, and may be adversely affected by, the rights of holders of any preferred stock that we may designate and issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible financing activities, acquisitions, or other corporate actions, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a shares of our outstanding voting stock. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Warrants

Each Investor Warrant entitles the holder thereof to purchase a share of our common stock exercisable at a price of $0.75 per share, exercisable at any time on or prior to three years from the date of issuance. Subject to effectiveness of a registration statement covering the resale of the shares underlying the Investor Warrants, the Investor Warrants are redeemable and may be repurchased by the Company for $.01 per Investor Warrant if the average closing price of the Company’s common stock equals or exceeds 200% percent of the Investor Warrant exercise price with an average daily volume of 250,000 shares during any consecutive 15 trading day period. The Investor Warrants contain “full ratchet” anti-dilution provisions. In this respect, if we, at any time while the Investor Warrants are outstanding (i) issue or sell any common stock; or (ii) grant, issue or sell any rights, options, warrants, options to subscribe for or to purchase our common stock or any stock or other securities convertible into or exchangeable for common stock (the “Convertible Securities”), for a price per share or a price per share for which common stock issuable upon the exercise or conversion of Convertible Securities is, less than the exercise price of the Investor Warrant in effect immediately prior to such issuance or sale, then, immediately after such issuance, sale or grant, such exercise price shall be reduced to a price equal to the price per share of the common stock sold or the exercise price or conversion price of the Convertible Securities, as applicable. Notwithstanding the foregoing, such anti-dilution provision shall not apply to the following: (a) options to be granted pursuant to an employee or other incentive stock option plan approved by our stockholders; or (b) shares of common stock issued upon conversion or exercise of currently outstanding warrants, options or other securities convertible into our common stock.

Transfer Agent and Registrant

Our transfer agent is Securities Transfer Corporation, located at 2591 Dallas Parkway, Suite 120, Frisco, Texas 75034. Their phone number is 469-633-0101.

Registration Rights

Under the terms of the Private Placement described above, we have agreed to file a registration statement covering the resale by certain investors of the shares of common stock issued in the Private Placement as well as the resale by the investors and the placement agent of the shares of common stock issuable upon the exercise of certain warrants. We also agreed to use our best efforts to cause the SEC to notify us of the SEC’s willingness to declare such registration statement effective on or before 180 days after the final closing of the Private Placement. In addition, we agreed to take such action as may be necessary to keep the registration statement effective until the earlier of (1) the date on which the shares may be resold without registration and without regard to any volume limitations of Rule 144 of the Securities Act or any other rule of similar effect, or (2) all of the shares have been sold pursuant to the registration statement or Rule  144 of the Securities Act or any other rule of similar effect.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act, which requires us to file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains such information regarding issuers that file electronically, such as Spot Mobile International. The public may inspect our filings over the Internet at the SEC’s home page at www.sec.gov. The public may also read and copy any document we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by the public by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933 covering the common stock offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Some information has been omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement and the exhibits and schedules filed with it. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents for a more complete understanding of the document or the matter involved. We have included copies of these documents as exhibits to the registration statement and each statement in this prospectus regarding any such document is qualified in its entirety by reference to the actual document. A copy of the full registration statement may be obtained from the SEC as indicated above or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement on Form S-1 filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference the following documents previously filed with the SEC by Spot Mobile International (File No. 000-22636) (excluding current reports or portions thereof which are furnished to but are not filed with the SEC under Items 2.02, 7.01 or 8.01 of Form 8-K, unless such current reports or portions thereof specifically reference their contents as being filed):

•	Our annual report on Form 10-K for the fiscal year ended October 31, 2010, as filed with the SEC on February 15, 2011;

•	Our quarterly report on Form 10-Q for the three months ended January 31, 2011 as filed with the SEC on March 17, 2011;

•	Our current reports on Form 8-K filed with the SEC on November 4, 2010, January 31, 2011, March 4, 2011 and June 7, 2011.

You may request a copy of any or all of these documents, at no cost, upon written or oral request made to us at our principal executive offices at the following address, phone number and email address:

Spot Mobile International Ltd.

Attn: Larry Turel

4950 Yonge Street, Suite 900

North York, Ontario M2N 6K1

(416) 229-9333

Email: lturel@spotmobile.com

All of the documents that have been incorporated by reference in this prospectus may be accessed via the Internet at www.spotmobile.com.

LEGAL MATTERS

The validity of the shares of our common stock that are covered by this prospectus has been passed upon for us by Carlton Fields, P.A., Miami, Florida.

EXPERTS

The consolidated financial statements of Spot Mobile International Ltd. and subsidiaries incorporated herein by reference have been so incorporated in reliance upon the report of GHP Horwath, P.C., an independent registered public accounting firm, given upon the firm’s authority as an expert in auditing and accounting.

PART II- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses of the registrant in connection with the offering described in the registration statement. All amounts except for the SEC registration fee are estimates.

SEC registration fee	$570
Legal fees and expenses	$15,000
Accounting fees and expenses	$5,000
Miscellaneous expenses	$1,000

Total expenses	$21,570

ITEM 14. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law grants the Company the power to limit the personal liability of its directors to the Company or its stockholders for monetary damages for breach of a fiduciary duty.

Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify its directors, officers, employees and agents against liability arising out of their respective capacities as directors, officers, employees or agents. Article IX of the Company’ s Bylaws provides that the Company shall indemnify any person who is serving as a director, officer, employee or agent of the Company or of another entity at the request of the Company against judgments, fines, settlements and other expenses incurred in such capacity to the fullest extent authorized by the Delaware General Corporation Law; provided, however, that, except as provided in Section 3 of Article IX with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such a person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

Article VIII of the Company’s Amended and Restated Certificate of Incorporation provides for the limitation of personal liability of the directors of the Company as follows:

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duties as director of the Corporation, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts and omissions not in good faith or which involves intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or any successor thereto, or (iv) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended after the filing of this Certificate of Incorporation of which this Article VIII is a part to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

The Corporation shall indemnify to the fullest extent permitted by law any person who is made, or threatened to be made, a party to any action, suit, or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director or officer of the Corporation or serves or served as an director or officer of any other enterprises at the request of the Corporation.

Any repeal or modification of the foregoing paragraphs of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The above discussion is qualified in its entirety by reference to the detailed provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Bylaws. For additional information we refer you to the full text of our Certificate of Incorporation, as amended, filed as Exhibit 4.1 to our 8-K filed on June 11, 2010 as well as our Bylaws filed as Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended October 31, 2010, filed with the SEC on February 15, 2011.

ITEM 15. Recent Sales of Unregistered Securities

On July 11, 2008, we issued warrants to purchase 147,929 shares of common stock upon exercise at $0.30 per share to Valens U.S. SPV I (“Valens”). We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these securities. Each recipient took its securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the acquisition of these securities.

On October 31, 2008, in connection with the entry into an agreement to amend certain loan agreements entered into with LV Administrative Services, Inc., Laurus Master Fund Ltd., Valens and Valens Offshore SPV II Corp. (“Valens II”), we issued warrants to purchase 291,667 shares of common stock upon exercise at $0.30 per share to Valens II. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these securities. Each recipient took its securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the acquisition of these securities.

On February 24, 2010, in connection with the initial closing under a Share Exchange Agreement, dated October 13, 2009, as amended by an Amendment to Share Exchange Agreement, dated January 21, 2010 (collectively, the “Share Exchange Agreement”), by and among the Company, Blackbird Corporation (“Blackbird”), certain of our principal shareholders, certain principal shareholders of Blackbird, and Mr. Prepaid, Inc., formerly a wholly-owned subsidiary of Blackbird (“Mr. Prepaid”), we issued 10,000,000 shares of our Series A Preferred Stock to Blackbird in exchange for our acquisition of all of the issued and outstanding shares of capital stock of Mr. Prepaid. The issuance of the Series A Preferred Stock was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, or Regulation D promulgated thereunder. The Series A Preferred Stock had certain rights and preferences including full voting rights and were converted into approximately 80% of our issued and outstanding shares of common stock in June 2010.

On June 14, 2010, we issued 1,333,333 shares of our common stock in satisfaction of an aggregate of $2,000,000 of indebtedness of our subsidiary, Mr. Prepaid. The issuance of the common stock was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, or Regulation D promulgated thereunder.

In July 2010, we commenced a private placement to “accredited investors” of up to 803,333 shares of our common stock for an aggregate purchase price of $1,205,000 ($1.50 per share of common stock). For each share subscribed for in the private placement, each investor also received a warrant to purchase one share of our common stock at $4.50 per share and a warrant to purchase one share of our common stock at $2.70 per share. The issuance of the common stock and the warrants was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, or Regulation D promulgated thereunder. The proceeds of this private placement were used for our working capital purposes.

In connection with a settlement agreement entered into in July 2010, we issued an aggregate of 350,000 shares to certain plaintiffs in exchange for a full release of all liabilities, damages and obligations relating to two legal proceedings. The issuance of the common stock was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

On January 25, 2011, we completed the initial closing of a private placement (the “Private Placement”) with approximately 30 accredited investors (the “Investors”), pursuant to which we sold to the Investors an aggregate of 41 units (the “Units”) at a purchase price of $50,000 per Unit (the “Unit Price”). Each Unit is comprised of (i) 100,000 shares of our common stock; and (ii) a three-year warrant to purchase 100,000 shares of common stock at an exercise price of $0.75 per share, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events (the “Investor Warrants”). In the initial closing, we sold 41 Units and received net proceeds of approximately $1.8 million after payment of placement agent fees and costs relating to the Private Placement. On February 28, 2011, we completed the final closing of the Private Placement with approximately 9 Investors, pursuant to which we sold to the Investors an aggregate of 5 Units. In the final closing, we sold 5 Units and received net proceeds of approximately $216,000 after payment of placement agent fees and costs relating to the Private Placement.

In the Private Placement, we sold an aggregate of 46 Units comprised of 4,600,000 shares of our common stock and Investor Warrants to purchase an additional 4,600,000 shares of our common stock. The net proceeds from the Private Placement will be used to fund our ongoing operations and to provide working capital.

In consideration for services rendered as the placement agent in the Private Placement, we paid the placement agent cash commissions and an expense allowance fee aggregating $225,250. In addition, as consideration for services rendered in connection with the Private Placement, at the final closing date of the Private Placement, we sold to the placement agent (i) warrants to purchase 460,000 shares of our common stock at an aggregate cost of $10.00 (the “Placement Agent Warrants”), and (ii) warrants to purchase

460,000 shares of our common stock identical to those sold to Investors. The Placement Agent Warrants have a term of five years and shall be exercisable at $0.60 per share, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events. The Placement Agent Warrants also contain weighted average anti-dilution protection, cashless exercise provisions and “piggy-back” registration rights during the lifetime of the Placement Agent Warrants.

The Units were offered and sold in reliance upon exemptions from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The subscription agreements executed in connection with the transactions disclosed above contain representations from the Investors to support our reasonable belief that: (i) the Investors either received or had access to adequate information concerning the Company’s operations and financial condition in order to make an informed investment decision, (ii) the Investors acquired the Units for their own account for investment purposes only and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and (iii) the Investors are sophisticated within the meaning of Section 4(2) of the Securities Act and are “accredited investors” (as defined by Rule 501 under the Securities Act).

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description of Document	Method of Filing

2.1	Share Exchange Agreement by and among, the Registrant, Blackbird Corporation, and the principal shareholders of Blackbird Corporation and the principal shareholders of Rapid Link dated as of October 13, 2009.	Previously filed as Exhibit 10.1 to the Company’s Form 8-K filed on October 19, 2009 and incorporated herein by reference.

2.2	Amendment to Share Exchange Agreement dated as of January 21, 2010, by and among the Registrant, Blackbird Corporation, a Florida corporation, Mr. Prepaid, Inc., a Florida corporation, the principal Blackbird stockholders, and the principal Rapid Link stockholders.	Previously filed as Exhibit 10.1 to the Company’s Form 8- K filed on January 27, 2010 and incorporated herein by reference.

3.1	Amended and Restated Certificate of Incorporation of Spot Mobile International Ltd., effective June 7, 2010.	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 11, 2010, and incorporated herein by reference.

3.2	Amended and Restated Bylaws of Spot Mobile International Ltd.	Previously filed as Exhibit 3.2 to the Company’s Form 10-K filed on February 15, 2011 and incorporated herein by reference.

4.1	Secured Term Note, dated February 24, 2010, executed by Rapid Link, Incorporated in favor of Valens Offshore SPV II, Corp., Valens U.S. SPV I, LLC and Laurus Master Fund, Ltd. (In Liquidation).	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 2, 2010, and incorporated herein by reference.

4.2	Form of Convertible Promissory Note, dated February 24, 2010.	Previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 2, 2010, and incorporated herein by reference.

4.3	Certificate of Designations, Rights and Privileges of Series A Preferred Stock of Rapid Link, Incorporated, as filed with the Secretary of State of Delaware on February 23, 2010	Previously filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on March 2, 2010, and incorporated herein by reference.

5.1	Opinion of Carlton Fields, P.A.	Filed herewith.

10.1	Guaranty, dated February 24, 2010, executed by Mr. Prepaid, Inc. in favor of Valens Offshore SPV II, Corp., Valens U.S. SPV I, LLC, Laurus Master Fund, Ltd. (In Liquidation) and LV Administrative Services, Inc.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 2, 2010, and incorporated herein by reference.

10.2	Master Security Agreement, dated February 23, 2010, by and among Rapid Link, Incorporated, Mr. Prepaid, Inc., Valens Offshore SPV II, Corp., Valens U.S. SPV I, LLC, Laurus Master Fund, Ltd. (In Liquidation) and LV Administrative Services, Inc.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 2, 2010, and incorporated herein by reference.

10.3	Management Agreement by and among the Registrant and Blackbird Corporation dated as of October 13, 2009.	Previously filed as Exhibit 10.2 to the Company’s Form 8- K filed on October 19, 2009, and incorporated herein by reference.

14.1	Code of Business Conduct and Ethics.	Previously filed as an exhibit to the Form 10-K for the fiscal year ended October 31, 2003 and incorporated herein by reference.

21.1	Subsidiaries of the Registrant.	Previously filed as Exhibit 21.1 to the Company’s 10-K filed on February 15, 2011 and incorporated herein by reference.

23.1	Consent of GHP Horwath, P.C.	Filed herewith.

23.2	Consent of Carlton Fields, P.A. (included in Exhibit 5.1).	Filed herewith.

23.3	Power of Attorney (included on the signature page hereto).	Filed herewith.

UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

C. If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 7th day of June 2011.

SPOT MOBILE INTERNATIONAL LTD.

By:	/s/ Charles J. Zwebner
Charles J. Zwebner
President, Chief Executive Officer and
Chairman of the Board of Directors

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Charles J. Zwebner and David Stier, and each of them severally, acting alone and without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form S-1 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Charles J. Zwebner Charles J. Zwebner	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	June 7, 2011

/s/ David Stier David Stier	Chief Financial Officer, Corporate Secretary (principal financial and accounting officer) and Director	June 7, 2011

/s/ Valerie Ferraro Valerie Ferraro	Vice President and Director	June 7, 2011

/s/ Matthew D. Liotta Matthew D. Liotta	Director	June 7, 2011

INDEX TO EXHIBITS

Exhibit No.	Description of Document	Method of Filing

5.1	Opinion of Carlton Fields, P.A.	Filed herewith.

23.1	Consent of GHP Horwath, P.C.	Filed herewith.

23.2	Consent of Carlton Fields, P.A. (included in Exhibit 5.1).	Filed herewith.

23.3	Power of Attorney (included on the signature page hereto).	Filed herewith.